AMENDMENT TO AGREEMENT
                            AND PLAN OF MERGER

     The undersigned parties to the Agreement and Plan of Merger, dated as of July 8, 2004, as amended, agree that:

1. The "Termination Date," as defined in Section 8.1 of that agreement, is changed from September 30, 2004 to October 30, 2004.

2.   Section 1.8.1(d) is amended to read in full as follows:

          "(d) On the Closing Date and on the payments dates specified in
Section 1.8.10 below, the cash payments determined under Section 1.8.10 below."

3. New Section 1.8.10 is added to the agreement, which shall read in full as follows:

          "1.8.10     On the Effective Time, a cash payment shall be paid
under Section 1.8.1(d) above for each outstanding share of Company Common Stock equal to: (a) the lesser of (i) Fifty Thousand Dollars ($50,000), plus Fifty Thousand Dollars ($50,000) multiplied by the number of full calendar months that have then elapsed since September 1, 2004, or (ii) the sum computed under Section 5(m) below, less $300,000; (b) divided by the Total Number of Company Shares. On each first (1st) day of a calendar month after the Effective Time, an additional cash payment shall be paid under Section 1.8.1(d) for each outstanding share of Company Common Stock equal to (c) Fifty Thousand Dollars ($50,000) (or a lesser amount for the last such payment), divided by the Total Number of Company Shares, but only until the total cash payments paid under this paragraph equal Five Hundred Thousand Dollars ($500,000)."

     No other changes are made to such agreement by this amendment.

     Dated:    September 21, 2004

                                   Caneum, Inc.,
                                   a Nevada corporation

                                   By  /s/ Gary Allhusen
                                       Gary Allhusen, Executive Vice President


                                   Pipeline Software, Inc.,
                                   a California corporation

                                   By  /s/ Charlies Sundling
                                       Charlie Sundling, President